Exhibit10.1

EXECUTION VERSION

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (the “Agreement”), made effective as of August 30, 2011 (the “Effective Date”) by and among: (i) Dolores M. Maloof (“Maloof”), a resident of the State of Georgia; (ii) James E. Funderburke (“Funderburke”), a resident of the State of Georgia; (iii) Stephen Maloof, a resident of the State of Georgia (“SM”) and (iv) Guided Therapeutics, Inc., a Delaware corporation located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092 (“GT”, and together with Maloof, Funderburke and SM, collectively the “Parties” and each individually a “Party” or “Party”);

WITNESSETH:

WHEREAS, Maloof, Funderburke and SpectRx, Inc. n/k/a Guided Therapeutics, Inc. entered into an agreement in 2005 for Maloof, Funderburke and others to provide $1,000,000.00 in financing, which agreement was in part documented by a document headed: SpectRx, Inc. SECURED NOTES SUMMARY OF TERMS June 1, 2005 (the “Financing Agreement”); and

WHEREAS, pursuant to the Financing Agreement, Maloof, Funderburke and SpectRx, Inc. n/k/a Guided Therapeutics, Inc. entered an agreement dated as of August 8, 2005, entitled Warrant Agreement (“the 2005 Agreement”) regarding certain warrants and future rights as described more particularly in that agreement;

WHEREAS, the Parties have determined it to be in the best interest of all concerned that all remaining rights and obligations under the 2005 Agreement should be amended and revised in light of the passage of time and interim developments to the terms set forth below;

WHEREAS, there is presently a dispute among the parties regarding certain claims made by Maloof and Funderburke against GT and persons related to GT, including without limitation, regarding their alleged entitlement to warrants under the 2005 Agreement and alleged representations, promises and/or agreements made by GT or others in respect of GT prior to or during 2009 in connection with certain financings of GT in or before 2009;

WHEREAS, GT has contended, and continues to contend, that all of the claims asserted by Maloof and Funderburke have no merit and has denied, and continues to deny, all material allegations asserted by Maloof and Funderburke in connection with those claims; and

WHEREAS, the Parties desire to fully and finally settle all disputes between them;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Termination of 2005 Agreement. All rights and obligations of the Parties under the 2005 Agreement are expressly, fully and finally terminated as of the Effective Date.

2.                  Representations and Warranties by Maloof, Funderburke and SM. Each of Maloof, Funderburke and SM hereby represent and warrant to GT as follows:

(a)                This Agreement has been duly and validly executed by such Party and constitutes the valid and binding obligations of such Party.

(b)               None of the execution and delivery of this Agreement by such Party, the consummation of the transactions provided for herein, and compliance with any of the terms or provisions of this Agreement by such Party, violates or will violate or conflicts with, the terms of any agreement or other instrument to which such Party is a party or by which it is bound.

(c)                Such Party acknowledges that neither the Warrants (defined below) nor the shares of common stock of GT issuable upon the exercise thereof have been registered under the Securities Act of 1933 as amended (the “Securities Act”) or under any state securities laws. Such Party, to the extent applicable, (i) is acquiring the Warrants pursuant to an exemption from registration under the Securities Act with no present intention to dispose of or transfer any of the Warrants; (ii) acknowledges that he or she shall be prohibited from selling or otherwise disposing of any of the Warrants or of the shares of common stock issuable upon exercise thereof, except in compliance with the registration requirements, or pursuant to an exemption from such requirements, under the Securities Act and any other applicable securities laws; (iii) has had the opportunity to ask questions concerning GT and its business and financial affairs, which questions were answered to such Party’s satisfaction;  (iv) has such knowledge and experience in financial and business matters and in investments of this type and that he or she is capable of evaluating the merits and risks of his or her investment in the Warrants and the shares of common stock issuable upon exercise thereof and of making an informed investment decision; and (v) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d)               Such Party has not heretofore conveyed, transferred, pledged or in any manner whatsoever assigned, or purported to convey, transfer, pledge or assign, to any person or entity, any Claim (as defined below) against GT or any of the GT Releases (as defined below) released herein below, or any portion of any such Claim. Such Party has not filed any complaints, actions, demands for arbitration or mediation or any other Claims against GT or any of the GT Releasees related to the Claims released pursuant to this Agreement or otherwise. There are no subrogation claims relating to or in connection with any Claims being released by such Party hereunder or relating to or in connection with the transactions, events or occurrences from which the Claims arise.

3.                  Representations and Warranties by GT. GT hereby represents and warrants to each of Maloof, Funderburke and SM as follows:

(a)                GT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform this Agreement, to own and use its assets and to conduct its business. The execution and delivery of this Agreement and the consummation of the transactions provided for therein by GT have been fully and validly approved by the Board of Directors of GT and otherwise are duly authorized.

(b)               This Agreement has been duly and validly executed and delivered by GT and constitutes the valid and binding obligations of GT.

(c)                None of the execution and delivery of this Agreement by GT, the consummation of the transactions provided for herein, or compliance with any of the terms or provisions of this Agreement by GT, violates or will violate or conflicts with: (i) the certificate of incorporation or bylaws of GT; (ii) the terms of any agreement or other instrument to which GT is a party or by which it is bound; (iii) any existing federal or state constitution, statute, regulation, rule, order, or law to which GT or its assets are subject (based upon and assuming the accuracy of the warranties and representations contained in paragraph 2); (iv) any judicial or administrative decree, writ, judgment or order to which GT or its assets are subject; nor would they constitute an event of default under any material contract to which GT is a party nor impose any contractual lien or security interest in, on or against the Warrants, the stock of GT issuable upon exercise of the Warrants or any assets of GT.

(d)               GT has not heretofore conveyed, transferred, pledged or in any manner assigned, or purported to convey, transfer, pledge, or assign, to any person or entity, any Claim against Maloof, Funderburke, or SM or any of the Maloof and Funderburke Releasees (as defined below) released herein below, or any portion of any such Claim. GT has not filed any complaints, actions, demands for arbitration or mediation or any other Claims against Maloof, Funderburke, or SM or any of the Maloof and Funderburke Releasees related to Claims released pursuant to this Agreement or otherwise. There are no subrogation claims relating to or in connection with any Claims being released by GT hereunder or relating to or in connection with the transactions, events or occurrences from which the Claims arise.

(e)                The Warrants to be delivered hereunder and the stock of GT issuable upon exercise of the Warrants will be upon issuance duly authorized and validly issued and delivered and in compliance with the GT Articles of Incorporation and Bylaws and by appropriate and legally effective resolutions(s) of the GT Board of Directors. When delivered as provided herein and in the Warrant to be issued pursuant hereto, the Warrant(s) and the stock of GT issuable upon exercise of the Warrants will be fully authorized, duly issued and non-assessable.

(f)                No consent, approval, authorization or other action by, or filing with, any governmental authority of the United States or any state thereof or any other sovereign entity is required for GT’s execution and delivery of and performance under this Agreement and the Warrant to be issued pursuant hereto, except as contemplated by the Registration Rights Agreement executed contemporaneously herewith.

(g)               Except as provided for in the agreements listed on Schedule 3(g) attached hereto, GT has not sold, encumbered, suffered to be encumbered or disposed of (including by license) any of GT’s intellectual property or similar rights to or in respect of the Products or the Cervical Cancer Detection Device (each as defined below).

(h)               GT is the registered owner of the patents and patent applications set forth on Schedule 3(h) attached hereto, which relate to the Products or the Cervical Cancer Detection Device.

4.                  Warrants.

(a)                Within 14 days of the Effective Date, GT shall issue warrants to Maloof and Funderburke, collectively, to purchase 2.6 million shares of GT’s common stock in the form of Exhibit A attached hereto (the “Warrants”). Concurrently with the execution and delivery of this Agreement, Maloof, Funderburke and GT are executing and delivering a Registration Rights Agreement in respect of the shares issuable upon exercise of the Warrants

(b)               Based on the recitals hereto and other representations made to GT by or on behalf of Maloof and Funderburke, GT will not file or issue a Form 1099 or similar report in respect of the issuance of Warrants provided for hereinabove, or the execution and delivery of the Registration Rights Agreement, to the U.S. Internal Revenue Service or any other tax authority.

(c)                Maloof and Funderburke, unconditionally and without limitation, severally and not jointly, in accordance with their respective percentages set forth in paragraph 8 hereof, agree to indemnify the GT Releasees (defined below) and hold them harmless from and against all losses, assessments, damages, liabilities, taxes, fines, charges, sanctions, costs and expenses, including interest, penalties and reasonable fees and disbursements of lawyers and accountants, imposed on or incurred by any GT Releasee arising out of, in connection with or resulting from GT’s agreement provided for in paragraph 4(b) and its compliance therewith (collectively, “Damages”).

(d)               A GT Releasee seeking indemnity hereunder (the “Indemnified Party”) will give to each of Maloof and Funderburke (collectively, the “Indemnitor”) reasonably prompt notice (hereinafter, the “Indemnification Notice”) of any demands, claims, actions or causes of action (collectively, “Claims”) asserted against the Indemnified Party in respect of the matters indemnified for hereinabove. Failure to give such notice shall not relieve the Indemnitor of any obligations which the Indemnitor may have to the Indemnified Parties under paragraph 4(c), except to the extent that such failure has materially prejudiced the Indemnitor’s ability to defend such Claim as provided in paragraph 4(e).

(e)                The obligations and liabilities of an Indemnitor under paragraph 4(c) with respect to Damages resulting from Claims shall be subject to the following additional terms and conditions:

(i)                 Promptly after delivery of an Indemnification Notice in respect of a Claim and subject to paragraph 4(e)(ii), the Indemnitor may elect, by written acknowledgment by the Indemnitor to the Indemnified Party issuing such notice, within 30 days following such notice (or earlier, if such Indemnified Party reasonably requires an earlier determination), that it is undertaking and will prosecute the defense of the Claim at the sole cost and expense of the Indemnitor and that it will be able to pay the full amount of potential Damages in connection with any such Claim. In the event that the Indemnitor, within 30 days after receipt of an Indemnification Notice, does not so elect to defend such Claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim .

(ii)               Notwithstanding anything in this paragraph 4(e) to the contrary, (A) if the Indemnitor assumes the defense of any Claim, any Indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense; (B) no person who has undertaken to defend a Claim under paragraph 4(e)(i) shall, without written consent of all Indemnified Parties, settle or compromise any Claim or consent to entry of any judgment unless the Indemnitor fully indemnifies the Indemnified Parties for all Damages, there is no finding or admission of violation of Law by, or effect on any other Claims that may be made against the Indemnified Parties, each of the Indemnified Parties are fully released from any and all liabilities in respect of such Claim and the relief granted in connection therewith requires no action on the part of, does not impose any restriction on the activities of, and otherwise has no adverse effect on any of the Indemnified Parties.

(f)                Without limiting the remedies provided for hereinabove for indemnification, and notwithstanding any of the provisions of paragraph 5 or 6 to the contrary, GT may set off, on a dollar for dollar basis, any Damages it incurs, is legally compelled to pay and does pay, against sums otherwise due the Indemnitor under paragraph 5 or 6 so reducing the payments required thereunder. GT shall provide notice of any such set off on a reasonably prompt basis to the Indemnitor. If Indemnitor contests GT’s setoff, the amount set off shall be paid to a mutually acceptable escrow agent or the registry of any court where any action relating thereto may be pending.

5.                  Royalties.

(a)                GT shall pay Maloof and Funderburke a royalty of two percent (2%) of all Gross Sales (as defined below) in respect of any disposables sold by GT to be used in conjunction with GT’s biophotonic cervical cancer and cervical pre-cancer detection device currently under development (by GT, as such device or disposables may be improved or otherwise modified (such device and disposables herein referred to as the “Cervical Cancer Detection Device” and “Products”, respectively) until the date of the earlier of the closing of (i) the merger of GT with another corporation in respect of which the then current stockholders of GT, as a result of such merger, cease to own at least a majority of the voting securities of the company surviving the merger or the sale of all or substantially all the assets of GT (a “Sale or Merger”) and (ii) the sale or other disposition (including by exclusive license) by GT of the technology on which the Cervical Cancer Detection Device is principally based or the sale or other disposition of the business, rights and assets comprising or associated with the Cervical Cancer Detection Device, or substantially all of such business, rights and assets (such royalties referred to herein as the “Royalties”); provided that the cumulative amount of Royalties shall not exceed seven million two hundred thousand dollars ($7,200,000); provided, further, that the sum of the cumulative amount of Royalties and the cumulative amounts that have or are payable with respect to a Sale or Merger and all previous Liquidating Transactions (as defined below) that occur on or prior to such date pursuant to paragraph 6 below, if any, shall not exceed twelve million dollars ($12,000,000).

(b)               For purposes of this paragraph 5, “Gross Sales” shall mean the gross revenues received by GT on or after April 27, 2011, irrespective of the date upon which the sale was made, from the sale of the Products, and shall also include any franchise fee, distributor fee, licensing fee or other amount received by GT for the right to sell Products. If any Product (including intellectual property as well as tangible Products) is included as part of a sale but is not priced separately, Gross Sales shall also mean an amount equal to the amount that would have been charged for the Product if it had been separately priced at a price equal to the average sales price of the Product for the previous twelve (12) months. Gross Sales shall be computed less sales and/or use taxes and import and/or export duties paid by GT, outbound transportation prepaid or allowed, and amounts paid, allowed or credited due to returns or warranty or similar claims, all in respect of Products.

(c)                It is expressly understood and agreed that GT shall have no duty to maximize Gross Sales for the benefit of either Maloof or Funderburke and that GT will be entitled to market and commercially exploit the Products and the related technology in its best business judgment in accordance with its and its Board of Directors’ fiduciary duties to its stockholders, including, in the event such duties so dictate, to terminate in good faith any line of business that has involved the marketing and exploitation of the Products.

(d)               Royalties shall be paid in cash by check to Maloof and Funderburke within thirty (30) days after each March 31, June 30, and September 30 and within forty-five (45) days following each December 31 with respect to Gross Sales made during the fiscal quarter ending on the respective date. Each of the payments to be made with respect to each fiscal quarter shall be accompanied by an accounting in reasonable detail. After the end of each fiscal year of GT, GT shall reconcile all Gross Sales for the preceding fiscal year, or portion thereof, with the quarterly payments of Royalties theretofore paid by GT to Maloof and Funderburke, making note of any corrective adjustments necessary. Any such adjustments in such individuals’ favor shall be reflected in the payments to be made by GT for the next fiscal quarter. Any adjustments in favor of GT shall be deducted from future quarterly Royalty payments, except that, following the payment of the last installment of Royalties due hereunder, any adjustment in favor of GT shall be reimbursed by Maloof and Funderburke within thirty (30) days of receipt of a full and accurate accounting thereof and demand therefor.

(e)                GT shall keep records in accordance with generally accepted accounting principles consistently applied of all sales of Products in sufficient detail to verify the accuracy of Royalty payments made in accordance with paragraph 5(a). At the request and expense of either Maloof or Funderburke, upon at least five (5) business days’ prior written notice, and, with respect to both Maloof and Funderburke, no more frequently than once per year, either of such individuals shall have the right to conduct an audit of such records in accordance with paragraph 7 in order to verify such calculations.

6.                  Payment Upon Certain Transactions. Effective either concurrently with or promptly following the closing of (i) each sale of assets of GT constituting less than substantially all the assets of GT other than sales made in the ordinary course of business and sales of assets that are promptly replaced through lease or purchase with similar assets (a “Liquidating Transaction”), or (ii) a Sale or Merger, as such term is defined in paragraph 5, GT shall pay or cause to be paid to Maloof and Funderburke an amount equal to three percent (3%) of the proceeds to the Company or, in the case of a merger, its stockholders (net of any direct and customary transaction expenses) from such transaction, provided that the aggregate of all payments, if any, to be made pursuant to this paragraph 6 shall not exceed either (i) nine and one-half million dollars ($9,500,000) or (ii) the positive difference, if any, between twelve million dollars ($12,000,000) and the sum of the cumulative amount of Royalties that have become due and payable to Maloof and Funderburke as of the date of such closing and the cumulative amount of all payments that have become due and payable to Maloof and Funderburke with respect to all prior Liquidating Sale Transactions, if any; it being agreed that GT shall have no further obligation to Maloof and Funderburke with respect to either a Sale or Merger or any Liquidating Sale Transaction once such individuals have become entitled to receive an aggregate in Royalties and payments with respect to Liquidating Transactions, if any, and any Sale or Merger, of twelve million dollars ($12,000,000). Any obligation pursuant to this paragraph 6 shall be satisfied by delivery of the same form of consideration as received by GT or its stockholders, and should the consideration delivered in the Sale or Merger or Liquidating Transaction consist of multiple forms, then such obligation shall be satisfied by payment or delivery in the same proportions to which each separate form bears to the total. In the event that either of such individuals and GT disagree as to any payment obligation of GT under this Agreement with respect to a Sale Merger or Liquidating Transaction, the parties shall have the right to cause the dispute to be resolved in accordance with paragraph 7.

7.                  Audit Right; Payment Disputes. In the event Maloof, Funderburke, or both, dispute GT’s calculation of or failure to make any payment described in paragraph 5 or 6, then, subject to paragraph 5(e), the disputing party or parties shall elect an independent certified public accountant reasonably acceptable to GT (the “Auditor”) to inspect, during regular business hours, any relevant GT records solely to the extent necessary to verify GT’s calculations of or obligation to make the payment in question. In each case, the Auditor will report to each of Maloof, Funderburke, and GT the amount, if any, that GT has overpaid or underpaid and will not disclose to either Maloof or Funderburke either the detailed or underlying information supporting such conclusion or any of the Auditor’s work papers. If such inspection reveals a deficiency, GT will promptly pay to Maloof and Funderburke the deficient amount. If such inspection reveals any overpayments by GT, each of Maloof and Funderburke shall promptly pay to GT such amounts that were overpaid or, in the case of Royalties, at GT’s option GT may credit such amount to the payment of future Royalties. The decision of the Auditor will be final and binding for all purposes. If any such audit results in a correction in favor of Maloof and Funderburke in an amount greater than five percent of the royalties paid with respect to the period audited, GT shall reimburse Maloof and Funderburke for all expenses of the audit.

8.                  Percentage Distributions. All Warrants, Royalties and other payments due to Maloof and Funderburke under paragraphs 4, 5 and 6 above shall be issued and paid as between them in the following percentages: Maloof 70% and Funderburke 30%. GT’s issuance and payment of such Warrants, Royalties and other consideration according to those respective percentages shall fully discharge GT’s liability in respect of same.

9.                  Non-Disparagement.

(a)                None of Maloof, Funderburke and SM shall, unless required to do so by applicable securities, securities industry or other law, regulation or rule, directly or indirectly, publish, utter, broadcast or otherwise communicate, directly or indirectly, any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity that are adverse to, reflect unfavorably upon, or tend to disparage GT, its business, products, prospects, or financial condition, or its past or present officers, directors, employees, and affiliates and related corporations and other entities (and their respective past or present officers, directors and employees), except as otherwise required by court order or subpoena issued by a court or governmental agency.

(b)               GT shall not, unless required to do so by applicable securities, securities industry or other law, regulation or rule, directly or indirectly, publish, utter, broadcast or otherwise communicate, directly or indirectly, any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity that are adverse to, reflect unfavorably upon, or tend to disparage Maloof, Funderburke or SM, except as otherwise required by court order or subpoena issued by a court or governmental agency.

10.              Release by Maloof, Funderburke and SM. Effective as of and after the Effective Date, and for the good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which Maloof, Funderburke and SM hereby acknowledge, each of Maloof, Funderburke and SM, on behalf of such individual and his or her respective heirs, agents, successors, and assigns, and all other persons who are now or may hereafter become entitled to assert claims derived from or on behalf of Maloof, Funderburke and SM (collectively, “the Maloof and Funderburke Releasors”), hereby release, acquit and forever discharge GT, and its subsidiaries, affiliates and related corporations and other entities, and each of their respective officers, directors, employees, partners, stockholders, insurers, liability insurance carriers, attorneys, agents, successors, and assigns (collectively, “the GT Releasees”), from any and all actions, causes of action, suits, debts, rights, damages, punitive damages, judgments, claims, demands obligations, injuries, losses and expenses whatsoever, in law or in equity, whether known or unknown, accrued or unaccrued (“Claims”), that the Maloof and Funderburke Releasors ever had, now have, may have, or may allege in the future to have against the GT Releasees, or any of them, relating to or in any way arising from any acts, omissions, transactions, transfers, happenings, violations, promises, contracts, fraud, agreements, facts or situations which occurred or existed at any time up to and including the execution of this Agreement, whether or not now known or suspected or claimed, whether in law, arbitration, administrative, equity or otherwise, and whether accrued or hereafter maturing, including, but not limited to, any and all Claims regarding, relating to, or in connection with the Financing Agreement, the 2005 Agreement and the transactions and occurrences in and before 2009 from which their present fraud, contract or other Claims arise, except for future Claims to enforce this Agreement. Each of Maloof, Funderburke and SM, for himself or herself and for the Maloof and Funderburke Releasors, hereby acknowledge and agree that: (i) the releases set forth above are General Releases, and include releases of Claims that may not presently be known to him or her and (ii) his or her lack of such knowledge, whether through ignorance, oversight, error, negligence, or otherwise, shall not adversely affect the enforceability of or void such releases.

11.              Release by GT. Effective as of and after the Effective Date, and for the good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which GT hereby acknowledges, GT, for itself and its agents, successors, and assigns, and all other persons who are now or may hereafter become entitled to assert claims derived from or on behalf of GT (collectively, the “GT Releasors”), hereby release, acquit and forever discharge each of Maloof, Funderburke and SM, and each of his or her respective insurers, liability insurance carriers, attorneys, agents, heirs, successors, and assigns (collectively, “the Maloof and Funderburke Releasees”), from any and all Claims, that the GT Releasors ever had, now have, may have, or may allege in the future to have against the Maloof and Funderburke Releasees, or any of them, relating to or in any way arising from any acts, omissions, transactions, transfers, happenings, violations, promises, contracts, fraud, agreements, facts or situations which occurred or existed at any time up to and including the execution of this Agreement, whether or not now known or suspected or claimed, whether in law, arbitration, administrative, equity or otherwise, and whether accrued or hereafter maturing, including, but not limited to, any and all Claims regarding, relating to, or in connection with the Financing Agreement, the 2005 Agreement and the transactions and occurrences in and before 2009 from which the present fraud, contract or other Claims of Maloof, Funderburke and SM arise, except for future Claims to enforce this Agreement. GT, for itself and for the GT Releasors, hereby acknowledges and agrees that: (i) the releases set forth above are General Releases, and include releases of Claims that may not presently be known to GT and (ii) its lack of such knowledge, whether through ignorance, oversight, error, negligence, or otherwise, shall not adversely affect the enforceability of or void such releases.

12.              Costs, Attorneys’ Fees and Remedies. The Parties agree that they each shall bear responsibility for their own attorneys’ fees and expenses incurred in or relating to all disputes resolved by this Agreement, and that the scope of the releases above includes a release of any Claim against each of the GT Releasees and the Maloof and Funderburke Releasees, as the case may be, for such fees and expenses. The Parties hereto shall bear their own respective costs and attorneys’ fees incurred in connection with preparation and execution of this Agreement.

13.              No Admission of Fault or Liability. Each of the Parties acknowledges and agrees that: (a) this Agreement is to compromise disputed Claims; (b) none of GT and the other GT Releasees admits or acknowledges any liability to Maloof, Funderburke or SM and specifically denies any such liability; and (c) nothing in this Agreement shall be construed as an admission of liability by GT or any of the GT Releasees.

14.              Representation by Counsel. Each of the Parties represents and warrants that: (a) such Party has entered into this Agreement freely and voluntarily and without coercion or undue influence; (b) such Party is and has been represented by counsel in the settlement of this dispute and the negotiation of this Agreement; (c) with counsel, such Party has thoroughly investigated the Claims to which such Party may be entitled, the value of those Claims and the payments hereunder, and the legal and income tax consequences of this Agreement; (d) based upon the foregoing investigation and advice of counsel, such Party believes that the recited consideration is fair, reasonable and adequate under the circumstances to support entering into this Agreement; and (e) such Party has read and understands this Agreement and agrees to be bound by the Agreement’s terms.

15.              Interpretation of Agreement. Each of the Parties acknowledges and agrees that the terms of this Agreement were negotiated between counsel for the Parties. Because each of the Parties has had an equal opportunity in drafting the terms of this Agreement, this Agreement shall not be construed in favor of or against any Party as a result of that Party’s role in drafting this Agreement if a dispute arises about the meaning, construction, or interpretation of this Agreement. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the provision shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the document.

16.              Severability. Any term or provision of this Agreement that is invalid and unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that neither the economic nor the legal substance of the transactions that this Agreement contemplates is affected in any manner materially adverse to any party.

17.              Applicable Law and Mandatory Forum. This Agreement is entered into in the State of Georgia and shall be construed and interpreted in accordance with the laws of the State of Georgia. The exclusive venue for any action to enforce this Agreement shall be the Superior Court of Gwinnett County, Georgia, and all parties consent to the jurisdiction and venue of the Superior Court of Gwinnett County.

18.              Cooperation. Each Party agrees to execute and deliver such other agreements or documents as reasonably requested by the other Party to implement the terms, conditions, agreements and transactions contemplated by this Agreement.

19.              Amendment Only by Signed Writing. This Agreement may not be amended or modified except in a written instrument signed by each of the Parties.

20.              Waiver of Terms. The failure of one Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. A breach of the Agreement may be waived only by a written waiver signed by an authorized representative of the Party granting the waiver. Any written waiver of any breach of the Agreement shall not operate or be construed as a waiver of any other similar or prior subsequent breach of the Agreement. No conduct or course of action undertaken or performed by any Party shall have the effect of, or be deemed to have the effect of, modifying, altering or amending the terms, covenants and conditions of this Agreement. Failure of any party to exercise any power or right given hereunder or to insist upon strict compliance with the terms hereof shall not be, or be deemed to be, a waiver of such party’s right to demand exact compliance with the terms of this Agreement.

21.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.              Notices. Except as provided herein below as to change of address, any notice to be given pursuant to this Agreement will be in writing and will be deemed duly given (i) five (5) days after deposit in the mail, certified mail, return receipt requested, to the Party to receive such notice at the address specified on below, (ii) two (2) days after delivery to a nationally recognized courier service, or (iii) immediately upon actual delivery and receipt of the notice to the address of the Party as indicated below. In addition, all payments to be made to a Party will be made to such Party by check by any such means or by U.S. regular mail to the address of such Party indicated.

If to GT:

Guided Therapeutics, Inc.
5835 Peachtree Corners East, Suite D,
Norcross, Georgia 30092

Attn: President

With a copy in the case of notice to GT (which shall not constitute notice) to:

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Attn: David J. Bailey
John E. Zamer

If to Maloof:

2669 Mercedes Drive
Atlanta, GA 30345

If to Funderburke:

3593 Northcrest Road
Atlanta, GA 30340

If to SM:

1008 Castle Falls Drive
Atlanta, GA 30329

With a copy in the case of notice to Maloof, Funderburke or SM (which shall not constitute notice) to:

The Lambros Firm LLC
1280 The Peachtree
1355 Peachtree Street
Atlanta, GA 30309
Attn: Andrew J. Ekonomou

And

Page Perry, LLC
1040 Crown Pointe Parkway
Suite 1050
Atlanta, GA 30338
Attn: Daniel I. MacIntyre

23.              Headings. The headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of intent of this Agreement or in any way affect the terms and provisions hereof.

24.              Entire Agreement and Merger Clause. Each of the Parties represents and warrants that: (a) this Agreement is not based upon any representations or statements, written or oral, made by any Party or anyone else, that are not expressly and completely set forth in this Agreement or its attachments; and (b) this Agreement and its attachments constitute the entire agreement among the Parties relating to the subject matter hereof, including the full and final settlement and compromise of all Claims raised or that could have been raised in the dispute. All prior negotiations, understandings, agreements, or representations relating to the subject matter of this Agreement are superseded by and have been integrated into this Agreement.

25.              Successors and Assigns. This Agreement shall be for the benefit of and binding upon the Parties, and their successors, heirs, estates, legal representatives and permitted assigns.

IN WITNESS WHEREOF, each Party has executed and delivered this Agreement as of the Effective Date.

/s/ Dolores M. Maloof
Dolores M. Maloof

Notary: /s/ Stacy Clein

/s/ James E. Funderburke
James E. Funderburke

Notary: /s/ Shweta Arora

/s/ Stephen Maloof
Stephen Maloof

Notary: /s/ Stacy Clein

/s/ Mark L. Faupel
Guided Therapeutics, Inc.

By: Mark L. Faupel
Title: Chief Executive Officer

Notary: /s/ Tanygna Touch